UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

LVIP Blended Mid Cap Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Blended Mid Cap Managed Volatility Fund

(formerly known as LVIP Ivy Mid Cap Growth Managed Volatility Fund)

(the “Fund”)

Dated: May 6, 2016

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on December 7-8, 2015 (the “Meeting”), the Board approved the addition of a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and T. Rowe Price Associates, Inc. (“T. Rowe Price”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

The Board approved the addition of T. Rowe Price as a sub-adviser to the Fund as part of a restructuring of the Fund, which included changes to the Fund’s investment strategy. Information regarding these changes, which were effective February 8, 2016, was provided in a supplement to the Fund’s prospectus dated January 8, 2016. Following these changes, the Adviser intends to allocate approximately 50% of the Fund’s assets not subject to the managed volatility overlay to Ivy Investment Management Company (“Ivy”) and approximately 50% of the Fund’s assets not subject to the overlay to T. Rowe Price. Such allocations are subject to change at the discretion of the Adviser.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with T. Rowe Price on behalf of the Fund to be effective as of February 8, 2016. The New Sub-Advisory Agreement is in addition to the prior sub-advisory agreement between the Adviser and Ivy dated April 30, 2015 (the “Ivy Sub-Advisory Agreement”), which was last approved by the Board on December 8-9, 2014. Under the terms of the New Sub-Advisory Agreement, T. Rowe Price makes investment decisions for the Fund assets that the Adviser allocates to T. Rowe Price and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

On December 7-8, 2015, the Board of the Trust met to consider, among other things the approval or amendment, as applicable, of the sub-advisory agreement with T. Rowe Price (collectively the “Sub-Advisory Agreements”) for the Fund. The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and T. Rowe Price prior to and during the meetings, and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, the Adviser, Lincoln Life and T. Rowe Price provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including in-person presentations by representatives of T. Rowe Price and T. Rowe Price’s responses to the Adviser’s request for proposal. The Board considered that the Adviser’s research team expected that diversifying the Fund from a single sub-adviser to a combination of two or more sub-advisers could improve performance with the risk managed volatility overlay based on historical modeling and that the Adviser had evaluated each of the proposed sub-advisers from a relative and risk adjusted return perspective, volatility, overlay, hedging, external expertise and marketability stance. The Board also noted that T. Rowe Price provided subadvisory services to other funds in the Trust and that the Board had reviewed extensive information regarding T. Rowe Price during the annual contract renewal process that was completed in September 2015. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as Lincoln Life and the Adviser employees and T. Rowe Price to consider the approval of the Sub-Advisory Agreement.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the Sub-Advisory Agreement be approved or amended, as applicable effective February 8, 2016. In considering the approval of the Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services. In considering the approval of the sub-advisory agreement between the Adviser and T. Rowe Price with respect to the Fund, the Board considered the nature, extent and quality of services to be provided by T. Rowe Price under the Sub-Advisory Agreement. The Board noted that T. Rowe Price was proposed as an additional sub-adviser for a sleeve of the Fund and currently served as a sub-advisor for two other funds in the Trust. The Board considered the criteria provided by the Adviser in recommending an additional sub-adviser for the Fund. The Board reviewed the services to be provided by T. Rowe Price, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of T. Rowe Price. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, soft dollar usage, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by T. Rowe Price were expected to be satisfactory.

Performance. The Board considered performance information provided by T. Rowe Price comparing the annual performance of the T. Rowe Price Capital Opportunity Fund to the S&P 500 Index for various periods and considered the historical performance results provided by the Adviser that included the current sub-adviser and the proposed sub-adviser and the managed volatility risk overlay. The Board concluded that the services to be provided by T. Rowe Price were expected to be acceptable.

Sub-Advisory Fee and Economies of Scale. The Board reviewed the proposed sub-advisory fee schedule, which included breakpoints, and considered that the sub-advisory fee was higher than the sub-advisory fee paid to Ivy, the other sub-adviser to the Fund. The Board considered that the sub-advisory fee schedule was negotiated between the Adviser and T. Rowe Price, an unaffiliated third party and that the

Adviser paid the sub-advisers from its fees. The Board concluded that the sub-advisory fees were reasonable.

Profitability and Fallout Benefits. The Board considered that the sub-advisory fee schedule was negotiated between the Adviser and T. Rowe Price, an unaffiliated third party, and that the Adviser compensates T. Rowe Price from its fees. The Board reviewed materials provided by T. Rowe Price during the annual contract renewal process as to any additional benefits it receives and noted T. Rowe Price has the ability to obtain research with soft dollars that may or may not be used by the Funds and may be used for the benefit of other clients of T. Rowe Price. The Board determined that the sub-advisory fee was reasonable in light of these fallout benefits.

Conclusions. Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement are fair and reasonable and that approval of the Sub-Advisory Agreement is in the best interests of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated February 8, 2016 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Ivy Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, T. Rowe Price will make investment decisions for the Fund assets that the Adviser allocates to T. Rowe Price and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to T. Rowe Price; or (c) T. Rowe Price on at least sixty days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.70% of net assets or $2,237,586 for the fiscal year ended December 31, 2015. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.37% of net assets or $1,174,058 for the fiscal year ended December 31, 2015. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees at an aggregate annual rate of 0.42% of net assets or $1,351,375, an increase of 15.1% as compared to the Ivy Sub-Advisory Agreement.

IV.	Information About T. Rowe Price

T. Rowe Price, is located at 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price is a major financial services company engaged in a broad range of financial activities beyond its mutual fund-related activities, including among others, banking, investment banking, broker/dealer (sales and trading), asset management, insurance and other financial activities. T. Rowe Price is a wholly-owned subsidiary of T. Rowe Price Group, Inc. As of December 31, 2015, T. Rowe Price had over $763.1 billion in assets under management.

The following table provides the name and principal occupation of T. Rowe Price’s directors and executive officers. The address of each of the directors and executive officers is 100 East Pratt Street, Baltimore, Maryland 21202.

Name	Principal Occupation
Edward C. Bernard	Director Vice President
John R. Gilner	Chief Compliance Officer Vice President
Kenneth V. Moreland	Chief Financial Officer Vice President
David Oestreicher	Secretary Vice President
Brian C. Rogers	Chief Investment Officer Director Vice President
William W. Strickland, Jr.	Vice President
William J. Stromberg	Director President
Paul W. Wojcik	Vice President

A.	Comparable Funds

T. Rowe Price currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

T. Rowe Price provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services T. Rowe Price provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of (03/31/2016)
LVIP Blended Mid Cap Managed Volatility Fund	.50% of first $250 million; .45% of next $500 million; .40% on assets above $750 million	$163.7 Million
LVIP T. Rowe Price Structured Mid Cap Growth Fund	.50% of first $250 million; .45% of next $500 million; .40% on assets above $750 million	$659.7 Million
Voya Partners Inc.VY T. Rowe Price Diversified Mid Cap Growth Portfolio	.50% of first $250 million; .45% of next $500 million; .40% on assets above $750 million	$828.8 Million
Seasons Series Trust Mid-Cap Growth Portfolio	.50% of first $40 million; .40% of next $40 million	$77.1 Million

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of (03/31/2016)
T. Rowe Price Diversified Mid Cap Growth Fund	.35% individual fee .29% group fee .64% management fee***	$532.1 Million

B.	Payments of Commissions to Affiliated Brokers

As of December 31, 2015, T. Rowe Price was affiliated with the following affiliated broker-dealer: T. Rowe Price Investment Services. The Fund did not pay any brokerage commissions to brokers affiliated with T. Rowe Price for the fiscal year ended December 31, 2015.

V.	Purchases of T. Rowe Price’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving T. Rowe Price or any entity controlling, controlled by or under common control with T. Rowe Price.

VI.	Ownership of Shares

As of March 14, 2016, the Fund had 1,882,126.95 outstanding Standard Class shares and 27,345,187.04 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of March 14, 2016, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2015, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $736,914 for the fiscal year ended December 31, 2015.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2015.

Administrator

The Trust’s administrator, Lincoln Life, is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $75,945 for the fiscal year ended December 31, 2015.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE